THIRD AMENDMENT
TO SUBADVISORY AGREEMENT


      THIS AMENDMENT effective as of the 19th day of December, 2008 amends that certain Subadvisory Agreement effective June 27, 2007 as amended on September 24, 2007 and as amended on January 31, 2008 (the "Agreement") among Virtus Opportunities Trust (the "Fund"), a Delaware statutory trust on behalf of certain of its series (each a "Series"), Virtus Investment Advisers, Inc. (f/k/a Phoenix Investment Counsel, Inc.), a Massachusetts corporation (the "Adviser") and Goodwin Capital Advisers, Inc., a New York corporation (the "Subadviser") as follows:

1.	Virtus Money Market Fund (f/k/a Phoenix Money Market Fund)
is expected to merge with and into another Virtus mutual fund on or about April 3, 2009, at which time the Subadviser's services with respect to this Series will no longer be required.

2.	Virtus Wealth Accumulator Fund (f/k/a Phoenix Wealth
Accumulator PHOLIO) has merged with and into another Virtus mutual fund and therefore is hereby deleted from this agreement.

2.	As of the date of the merger referenced above, Schedule F
to the Agreement is hereby deleted and Schedule F attached hereto is substituted in its place.

3.	Except as expressly amended hereby, all provisions of the
Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

4.	This Amendment may be executed in one or more counterparts,
each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.


      [signature page follows]








      IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers.


VIRTUS OPPORTUNITIES TRUST


By: /s/ George Aylward
Name:	George R. Aylward
Title:    President


VIRTUS INVESTMENT ADVISERS, INC.


By: /s/ Kevin J. Carr
Name:	Kevin J. Carr
Title:   Vice President and Clerk



ACCEPTED:

GOODWIN CAPITAL ADVISERS, INC.


By:  /s/ John H. Beers
Name:	John H. Beers
Title:	Vice President and Secretary



SCHEDULE F

DESIGNATED SERIES

Virtus Core Bond Fund
Virtus Multi-Sector Fixed Income Fund
Virtus Multi-Sector Short Term Bond Fund
Virtus Senior Floating Rate Fund